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EXHIBIT 12.1

ARCHSTONE-SMITH OPERATING TRUST
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED UNIT DISTRIBUTIONS

(Dollar amounts in thousands)

(Unaudited)

(a)
Historical

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2007(1)	2006(1)	2006(1)	2005(1)	2004(1)	2003(1)	2002(1)
Earnings from operations	$39,478	$35,098	$174,400	$103,487	$85,755	$72,899	$82,304
Add:
Interest expense	67,293	45,527	220,123	133,578	101,653	94,012	92,964

Earnings as adjusted	$106,771	$80,625	$394,523	$237,065	$187,408	$166,911	$175,268

Combined fixed charges and Preferred Unit distributions:
Interest expense	$67,293	$45,527	$220,123	$133,578	$101,653	$94,012	$92,964
Capitalized interest	12,887	12,771	51,808	39,111	23,572	26,854	32,377

Total fixed charges	80,180	58,298	271,931	172,689	125,225	120,866	125,341

Preferred Unit distributions	958	958	3,829	3,831	10,892	20,997	32,185

Combined fixed charges and Preferred Unit distributions	$81,138	$59,256	$275,760	$176,520	$136,117	$141,863	$157,526

Ratio of earnings to combined fixed charges and Preferred Unit distributions	1.3	1.4	1.4	1.3	1.4	1.2	1.1

(1)
Net earnings from discontinued operations have been reclassified for all periods presented.

(b)
Pro Forma

	Three Months Ended March 31, 2007	Year Ended December 31, 2006
	Pro Forma	Pro Forma
Earnings (Loss) from operations	$(106,003)	$(432,585)
Add: Interest expense	148,557	567,620

Earnings as adjusted	$42,554	$135,035
Combined fixed charges and Preferred Unit distributions:
Interest expense	$148,557	$567,620
Capitalized interest	2,124	14,081

Total fixed charges	150,681	581,701
Preferred Unit distributions	25,976	103,902

Combined fixed charges and Preferred Unit distributions	$176,657	$685,603
Ratio of earnings to combined fixed charges and preferred distributions	0.2	0.2

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ARCHSTONE-SMITH OPERATING TRUST COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED UNIT DISTRIBUTIONS (Dollar amounts in thousands) (Unaudited)